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                                                                 EXHIBIT 99.2

                       [ARM FINANCIAL GROUP, INC. LOGO]


PRESS RELEASE

Contact:
PETER RESNIK, TREASURER AND CORPORATE COMMUNICATIONS OFFICER
ARM FINANCIAL GROUP, INC.
(502) 582-7946
E-MAIL: CORPINFO@ARMFINANCIAL.COM


                   ARM FINANCIAL GROUP NAMES PATRICIA L. WINTER
                            EXECUTIVE VICE PRESIDENT -
                  INVESTMENT ASSURANCE AND INSTITUTIONAL PRODUCTS


RELEASED: PRNEWSWIRE
2-20-98/2:15 P.M.

Louisville, KY - February 20, 1998 - ARM Financial Group, Inc. (AMEX: ARM) (http://www.armfinancial.com) announced today that Patricia L. Winter has been named Executive Vice President - Investment Assurance and Institutional Products effective immediately. Ms. Winter joined ARM Financial Group in April of 1992 and has served as Senior Vice President of Mergers/Acquisitions and Investment Assurance since March of 1997. She has played an integral role in developing the Company's asset/liability strategies, worked closely with outside investment advisors, and evaluated a variety of strategic opportunities for the Company.

Martin H. Ruby, Chairman and Chief Executive Officer of ARM Financial Group, Inc. said, "I am extremely pleased with this new appointment. Patty has served ARM Financial Group for several years and for the last year has been intimately involved in developing and implementing the Institutional Business Group's asset/liability strategies. Her skills and Investment Assurance experience are well suited to our goal of further expanding and diversifying our institutional products and distribution channels."

In conjunction with this appointment, Madison C. McCarty has been promoted to Senior Managing Director - Institutional Business Group, reporting to Ms. Winter. Mr. McCarty joined ARM Financial Group as a Marketing Associate in the
Institutional Group in August of 1992.   He brings extensive investment sales,
marketing, and product development experience to his new position. He has played a leading role in building our Institutional business since its inception. Mr. McCarty has also contributed significantly to establishing and managing the Company's strategic partnership agreements.

These two appointments follow the resignation of Daniel R. Gattis as Executive Vice President - Institutional Business Group. Mr. Gattis joined ARM Financial Group in January 1996.

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ARM Financial Group specializes in the asset accumulation business, providing retail and institutional customers with products designed to serve the growing long-term retirement savings marketplace. At December 31, 1997, the Company had $6.9 billion in assets under management. It provides annuities and guaranteed investment contracts through its insurance subsidiaries, Integrity Life Insurance Company and National Integrity Life Insurance Company; face-amount certificates through SBM Certificate Company; and broker support and products through its broker-dealer, ARM Securities Corporation.
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